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                                                                       Exhibit 5

                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114




                                  May 19, 1997

Gliatech Inc.
23420 Commerce Park Road
Cleveland, Ohio  44122


                 Re: Amended and Restated 1989 Stock Option Plan
                     -------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Gliatech Inc., a Delaware corporation (the "Registrant"), in connection with the Amended and Restated 1989 Stock Option Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the shares of Common Stock, $0.01 par value per share (the "Common Stock"), that may be issued or transferred and sold pursuant to the Plan (and the authorized forms of Stock Option Agreements thereunder (the "Agreements")) will be, when issued or transferred and sold in accordance with the Plan and the Agreements, and assuming receipt of consideration at least equal to the par value of the Common Stock, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the shares of Common Stock to be issued or transferred and sold pursuant to the Plan under the Securities Act of 1933.

                                Very truly yours,

                                /s/ Jones, Day, Reavis & Pogue

                                Jones, Day, Reavis & Pogue